Exhibit 10.2

VIASAT, INC. 1996 EQUITY PARTICIPATION PLAN RESTRICTED STOCK UNIT AWARD AGREEMENT (GLOBAL VERSION)
Name: Grant: Restricted Stock Units (“RSUs”) Grant Date: Vesting Commencement Date:

ELECTRONIC ACCEPTANCE OF RSU AWARD:

By clicking on the “ACCEPT” box on the “Grant Acceptance: View/Accept Grant” Page, you agree to be bound by the terms and conditions of this Restricted Stock Unit Award Agreement, including any applicable country-specific terms in the appendix hereto, (together, the “Agreement”) and the 1996 Equity Participation Plan of ViaSat, Inc. (as amended from time to time, the “Plan”). You acknowledge that you have reviewed and fully understand all of the provisions of this Agreement and the Plan, and have had the opportunity to obtain advice of counsel prior to accepting the grant of RSUs pursuant to this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Compensation and Human Resources Committee of the Board (the “Committee”) upon any questions relating to this Agreement and the Plan.

TERMS AND CONDITIONS OF RSU AWARD:

1.
Grant. Effective on the Grant Date, you have been granted the number of RSUs indicated above providing you the right to receive an equivalent number of shares of Common Stock of ViaSat, Inc., a Delaware corporation (the “Company”), as the RSU vests, in accordance with the provisions of this Agreement and the provisions of the Plan.

2.
Forfeiture Upon Termination. Until vested, the RSU shall be subject to forfeiture in the event of the termination of your employment or service (as applicable) with the Company and all of its Subsidiaries for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement (“Termination of Employment”). Termination of Employment means the Company has determined that you have stopped providing active services to the Company Group (as defined below) (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and will not be extended by any notice period (e.g., active services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your RSU grant (including whether you may still be considered to be providing services while on an approved leave of absence).

3.
Transferability. Until vested, the RSU or any right or interest therein is not transferable except by will or the laws of descent and distribution. Until Common Stock is issued upon settlement of the RSU, you will not be deemed for any purpose to be, or have rights as, a Company shareholder by virtue of this award. You are not entitled to vote any shares of Common Stock by virtue of this award.

4.
Vesting. The RSU will vest and no longer be subject to the restrictions of and forfeiture under this Agreement in one-third (1/3rd or 33.33%) increments on each anniversary of the Vesting Commencement Date. Notwithstanding the foregoing, the RSU shall be fully vested upon your Termination of Employment by reason of death or permanent disability. “Permanent disability” means that you are unable to perform your duties by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or is expected to last for a continuous period of at least 12 months, as reasonably determined by the Committee, in its discretion.

5.
Payment After Vesting. Within ten days following the vesting of the RSU, you will be issued shares of Common Stock equal to the number of vested shares, in settlement of the RSU (subject to the withholding requirements described in Section 6 below, as applicable).

6.
Withholding; Indemnity.

(a)
You understand that you (and not the Company) shall be responsible for any Tax Liability (as defined below) arising as a result of this Agreement or the transactions relating to the RSU. You agree to indemnify and keep indemnified the Company, any Subsidiary and your employing company (the “Employer”), if different (collectively, the “Company Group”), from and against any such Tax Liability.

(b)
The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any Tax Liability. At any time not less than five business days before any such Tax Liability arises, you may satisfy your Tax Liability, in whole or in part, by either: (i) electing to have the Company withhold from your salary or other cash compensation payable to you or shares of Common Stock otherwise to be delivered upon settlement of the RSU with a Fair Market Value equal to the amount of the Tax Liability, or (ii) paying the amount of the Tax Liability directly to the

Company in cash. Unless you choose to satisfy your Tax Liability in accordance with subsection (ii) above, your Tax Liability will be automatically satisfied in accordance with subsection (i) above. The Committee or the Board will have the right to disapprove an election to pay your Tax Liability under subsection (ii) in its sole discretion. In the event your Tax Liability will be satisfied under subsection

(i) above, then the Company, upon approval of the Committee or the Board, may elect (in lieu of withholding shares of Common Stock) to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on your behalf (pursuant to this authorization) a whole number of shares from those shares of Common Stock issuable to you upon settlement of the RSU as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy your Tax Liability. Your acceptance of this RSU constitutes your instruction and authorization to the Company and such brokerage firm to complete the transactions described in the previous sentence, as applicable. Such shares of Common Stock will be sold on the day the Tax Liability arises or as soon thereafter as practicable. The shares of Common Stock may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price. You will be responsible for all broker’s fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed your Tax Liability, the Company agrees to pay such excess in cash to you as soon as practicable and you will have no entitlement to the Common Stock equivalent. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your Tax Liability. The Company may refuse to issue any Common Stock in settlement of your RSU to you until your Tax Liability is satisfied. To the maximum extent permitted by law, the Company has the right to retain without notice from shares of Common Stock issuable under the RSU or from salary payable to you, such shares or cash having a value sufficient to satisfy the Tax Liability. If the Company withholds less than the amount necessary to satisfy the liability, you may be required to pay any additional Tax Liability directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for the Tax Liability is satisfied by withholding shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax Liability.

(c)
For purposes of this Agreement, your “Tax Liability” shall mean (i) all federal, state, local and foreign withholding or other taxes applicable to your taxable income, plus (ii) if permitted under the laws of the jurisdiction in which you reside, any liability of the Company Group for income tax, withholding tax and any social security contributions, payroll tax, fringe benefit tax, payment on account obligation or other employment related taxes in any jurisdiction, in each case that may arise as a result of (w) the grant, vesting or settlement of the RSU, (x) the issuance to you of shares of Common Stock on the vesting or settlement of the RSU, (y) the disposition of any shares of Common Stock that were the subject of the RSU, or (z) any other transactions contemplated by this Agreement. The Company may withhold for the Tax Liability by considering statutory withholding rates or other applicable withholding rates, including minimum or maximum rates applicable in your jurisdiction. Further, you acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax Liability in connection with any aspect of the RSU, including, but not limited to, the grant, vesting or settlement of the RSU, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSU to reduce or eliminate your Tax Liability or achieve any particular tax result. You further acknowledge that if you are subject to a Tax Liability in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Liability in more than one jurisdiction.

7.
Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:
(a)
this Agreement, the RSU grant and your participation in the Plan shall not create a right to employment, shall not be interpreted as forming or amending an employment or service contract with the

Company Group, and shall not interfere with the ability of the Company Group to terminate your employment or service relationship (if any);

(b)
you have no right or entitlement to be granted an award of RSU or shares of Common Stock; the grant of the RSU is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)
the RSU and the shares of Common Stock subject to the RSU, and the income and value of same, are not intended to replace any pension rights or compensation;

(d)
all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

(e)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(f)
you are voluntarily participating in the Plan;

(g)
the RSU and the shares of Common Stock subject to the RSU, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long- service awards, pension or retirement or welfare benefits or similar payments;

(h)
the RSU and the shares of Common Stock subject to the RSU, and the income and value of same, should in no event be considered as compensation for, or relating in any way to, past employment or service for the Company Group;

(i)
the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(j)
unless otherwise agreed with the Company, the RSU and any shares of Common Stock acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Subsidiary;

(k)
unless otherwise provided in the Plan or by the Company in its discretion, the RSU and the benefits evidenced by this Agreement do not create any entitlement to have the RSU or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Corporate Transaction affecting the shares of Common Stock;

(l)
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSU resulting or recoupment of any Shares acquired under the Plan resulting from (a) your Termination of Employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and/or (b) the application of any recoupment policy or any recovery or clawback policy otherwise required by law; and

(m)
the following provisions apply only if you are providing services outside the United States:
(A)
the RSU and the shares of Common Stock subject to the RSU, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and

(B)
the Company Group shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSU or of any amounts due to you pursuant to the settlement of the RSU or the subsequent sale of any shares of Common Stock acquired upon settlement.

8.
Plan Governs. This RSU award is granted under and governed by the terms and conditions of the Plan. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

9.
Section 409A. To the extent applicable, this Agreement and the RSUs shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. This RSU award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that you may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

10.
Data Privacy.

(a)
Data Processing. You understand and agree with the data collection, use, and disclosure (collectively, “processing”) practices described herein, including the processing of Data by the Company and the transfer of Data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in your country.

(b)
Data Collection and Usage. The Company and the Employer process certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (collectively, “Data”), for the necessary purposes of implementing, administering and managing the Plan, including to communicate with you and as otherwise described herein The legal basis, where required, for the processing of Data is the performance of the Agreement and the Plan.

(c)
Stock Plan Administration Service Providers. The Company transfers Data, or parts thereof, to E*TRADE Financial Services, Inc. and E*TRADE Securities LLC, independent service providers based in the United States, which assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and may share Data with such different service providers that serve in a similar manner. You acknowledge and understand that the Company’s service providers will open an account for you to receive and trade shares of Common Stock acquired under the Plan and that you will be asked to agree on separate terms and data processing practices with the service providers, which is a condition of your ability to participate in the Plan.

(d)
International Data Transfers. The Company and its service providers are based in the United States. You understand that your country may have enacted data privacy laws that are different from the laws of the United States. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of your Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities.

In addition, you might not have enforceable rights regarding the processing of your Data in such countries. The Company’s legal basis for the transfer of Data is the performance of the Agreement and the Plan.

(e)
Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.

(f)
Data Subject Rights. You understand that data subject rights vary depending on the applicable law and that, depending on where you are based and subject to the conditions set out in the applicable law, you may have, without limitation, the rights to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or

(vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you understand that you can contact your local human resources representative.

11.
Governing Law and Venue.

(a)
The RSU grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of California, without regard to the conflict of law provisions, as provided in the Plan.

(b)
For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this grant is made and/or to be performed.

12.
Language. You acknowledge that you are proficient in the English language and understand the provisions in this Agreement and the Plan or have had the ability to consult with an advisor who is sufficiently proficient in the English language, as to allow you to understand the terms of this Agreement and any other documents related to the RSUs. Further, if you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required under applicable law.

13.
Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.
Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15.
Appendix. Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to any additional terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
16.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSU and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17.
Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Grantee.

18.
Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., RSUs) or rights linked to the value of shares of Common Stock during such times when you are considered to have “inside information” regarding the Company, as defined by the laws or regulations in your country. Further, you understand that local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. You also understand that you may be prohibited from (i) disclosing inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You further acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

19.
Foreign Asset/Account and Tax Reporting; Exchange Control Requirements. You acknowledge that there may be certain foreign asset, account reporting and/or tax reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside your country. You understand that you may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. In addition, you may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock. You acknowledge that it is your responsibility to be compliant with all such requirements, and you should speak to your personal advisor on this matter.

20.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

VIASAT, INC.

1996 EQUITY PARTICIPATION PLAN

APPENDIX TO THE

RESTRICTED STOCK UNIT AWARD AGREEMENT (GLOBAL VERSION)

FOR GRANTEES OUTSIDE THE U.S.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSUs granted to you under the Plan if you work and/or reside in one of the countries listed below. If you are citizen or resident of a country other than the one in which you are currently working (or if you are considered as such for local law purposes), or if you transfer employment to another country after the Grant Date, you acknowledge and agree that the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to you.

Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

Notifications

This Appendix also includes information regarding tax, securities laws, exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the tax, securities, exchange control and other laws in effect in the respective countries as of October 2023. Such laws are complex and change frequently. As a result, you should not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information herein may be out of date at the time that you vest in the RSUs, acquire shares of Common Stock, or subsequently sell such shares.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working (or if you are considered as such for local law purposes), or if you transfer employment to another country after the Grant Date, the information contained herein may not be applicable to you in the same manner.

AUSTRALIA

Terms and Conditions

Payment After Vesting. The grant of RSUs does not provide any right for you to receive a cash payment, and settlement of the RSUs is payable only in shares of Common Stock.

Notifications

Securities Law Information. The offer of RSUs is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth). If you offer shares of Common Stock for sale to a person or entity resident in Australia, you acknowledge and agree that such offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on applicable disclosure obligations prior to making any such offer.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the exchange control report on your behalf. If there is no Australian bank involved in the transfer, you will be required to file the exchange control report yourself.

Tax Information. The Plan is a plan to which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the RSUs, you agree to comply with all applicable Brazilian laws and pay any and all applicable Tax Liability associated with the vesting of the RSUs and the issuance and/or sale of shares of Common Stock acquired under the Plan or the receipt of dividends.

Labor Law Acknowledgment. By accepting the RSUs, you understand, acknowledge and agree that, for all legal purposes (i) you are making an investment decision and (ii) the value of the underlying shares of Common Stock are not fixed and may increase or decrease in value over the vesting period without compensation to you.

Notifications

Foreign Asset/Account Reporting. If you are a resident of, or domiciled in, Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$1,000,000. The assets and rights that must be reported include shares of Common Stock acquired under the Plan and may include the RSUs.

Tax on Financial Transaction (IOF). Payments to foreign countries and repatriation of funds into Brazil (including proceeds from the sale of shares of Common Stock or from cash dividends paid on such shares) and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. Brazilian residents must comply with any applicable Tax on Financial Transactions arising from participation in the Plan. Brazilian residents should consult with their personal tax advisor for additional details.

CANADA

Terms and Conditions

Payment After Vesting. The grant of RSUs does not provide any right for you to receive a cash payment, and settlement of the RSUs is payable only in shares of Common Stock.

Forfeiture Upon Termination. The following replaces Section 2 of the Agreement:

Until vested, the RSU shall be subject to forfeiture in the event of the termination of your employment or service (as applicable) with the Company and all of its Subsidiaries for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement (“Termination of Employment”). For purposes of this Agreement, Termination of Employment means the date that is the earliest of: (1) the date your employment or service is terminated,

(2) the date you receive a notice of termination of service from the Employer, or (3) the date you cease to actively provide services; regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. You will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, your right to vest in the RSU, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting. The Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your RSU grant (including whether you may still be considered to be providing services while on an approved leave of absence).

The following provisions will apply if you are a resident of Quebec:

Translation. You understand that you are entitled to receive the Agreement, the Plan and potentially other documents related to the RSUs translated into French, and if so requested, the Company will use its best efforts to provide the French translation as expediently as possible. If you do not request a French translation, it is understood that you prefer to receive the documents related to the Plan in the English language and agree that the English documents govern the RSUs.

Traduction. Vous comprenez que vous avez le droit de recevoir l'accord, le plan et potentiellement d'autres documents liés aux RSUs traduits en français, et si cela est demandé, la Société fera de son mieux pour fournir la traduction française aussi rapidement que possible. Si vous ne demandez pas de traduction en français, il est entendu que vous préférez recevoir les documents relatifs au Plan en langue anglaise et acceptez que les documents en anglais régissent les RSUs..

Data Protection. This provision supplements Section 10 of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Employer, the Company, any Subsidiary, E*TRADE and any other stock plan service provider or any designated third party that may be selected by the Company or the Employer in the future to assist with the Plan to disclose and discuss your participation in the Plan with their advisors. You further authorize the Employer, the Company, and any other Subsidiary to record such information and to keep such information in your employee file.

Notifications

Securities Law Information. Canadian residents are permitted to sell shares of Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of such shares acquired under the Plan takes place outside Canada through the Nasdaq stock exchange on which the shares of Common Stock are listed.

Foreign Asset/Account Reporting Information. Canadian taxpayers are required to report any foreign specified property, including shares of Common Stock acquired under the Plan and rights to receive shares of Common Stock (e.g., RSUs) on Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time during the year. RSUs must be reported (generally, at nil cost) if the C$100,000 cost threshold is exceeded because of other foreign specified property held by you. For shares of Common Stock acquired under the Plan, cost generally is the adjusted cost basis (“ACB”), which would ordinarily be equal the fair market value of such shares at the time of acquisition. If, however, you own other shares of Common Stock in the Company, the ACB of the shares of Common Stock acquired under the Plan will need to be averaged with the ACB of the other shares. The statement is due at the same time as your annual tax return. You should consult your personal tax advisor to ensure compliance with applicable reporting obligations.

FRANCE

Terms and Conditions

Consent to Receive Information in English. By accepting the grant of the RSUs, you confirm having read and understood the Plan and Agreement, which were provided in the English language. You accept the terms of those documents accordingly.

En acceptant cette attribution gratuite d’actions, vous confirmez avoir lu et compris le Plan et ce Contrat, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Vous acceptez les termes de ces documents en connaissance de cause.

Notifications

Tax Information. The RSUs are not intended to qualify for specific tax and social security treatment in France under Section L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended.

Foreign Asset/Account Reporting Information. If you maintain a foreign bank or brokerage account in which you hold cash or securities (e.g., shares of Common Stock), you must report such accounts, including any accounts that were closed during the tax year, to the French tax authorities when filing your annual tax return. Failure to comply could trigger significant penalties.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in connection with the sale of securities (e.g., shares of Common Stock) must be reported monthly to the German Federal Bank (Bundesbank) if such payments are in excess of €12,500. The report must be filed electronically, or via such other method (e.g., by email or telephone) as is permitted or required by the German Federal Bank, by the fifth day of the month following the month in which the payment is received. A copy of the form can be accessed via the German Federal Bank’s website and is available in both German and English. In addition, you may be required to report (i) the acquisition of shares of Common Stock under the Plan, and (ii) the withholding or sale of shares of Common Stock to cover withholding obligations or rights for Tax Liability, in either case if the value of the shares acquired exceeds €12,500. You are responsible for satisfying this reporting obligation and you should consult your personal legal advisor to ensure compliance with applicable reporting requirements.

Foreign Asset/Account Reporting Information. If your acquisition of shares of Common Stock under the Plan leads to a “qualified participation” at any point during the calendar year, you will need to report the acquisition when you file your tax return for the relevant year. A qualified participation is attained if (i) you own 1% or more of the Company and the value of the shares of Common Stock acquired exceeds €150,000 or (ii) you hold 10% or more of the Company’s total Common Stock.

INDIA

Notifications

Exchange Control Information. Indian residents must repatriate to India any proceeds from the sale of shares of Common Stock acquired under the Plan and any cash dividends paid upon such shares of Common Stock within such period of time as may be prescribed under applicable exchange control laws which may be amended from time to time. If you repatriate funds pursuant to these requirements, the bank where the foreign currency is deposited will provide you with a foreign inward remittance certificate (“FIRC”). You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset/Account Reporting Information. Indian residents are required to declare any foreign bank accounts and any foreign financial assets (including shares of Common Stock acquired under the Plan) on their annual tax returns. You should consult with your personal tax advisor to ensure compliance with applicable reporting obligations. You also agree to provide any information that may be required by the Company and/or the Employer to make any applicable filings under exchange control laws in India.

IRELAND

Terms and Conditions

Nature of Grant. This section supplements Section 7 of the Agreement:

By accepting the RSUs, you acknowledge, understand, and agree that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.

Notifications

Director Notification Obligation. Directors, shadow directors and secretaries of the Company’s Irish Subsidiary whose interest in the Company represents more than 1% of the Company’s voting share capital are subject to certain notification requirements under the Irish Companies Act. Directors, shadow directors and secretaries must notify the Irish Subsidiary in writing of their interest in the Company (e.g., RSUs, shares of Common Stock, etc.), when he or she becomes aware of the event giving rise to the notification requirement, or when he or she becomes a director or secretary if such an interest exists at that time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

ISRAEL

Terms and Conditions

Settlement. The following provision supplements Section 5 of the Agreement:

To facilitate compliance with tax requirements in Israel, the Company reserves the right to (i) arrange for the sale of the shares of Common Stock issued upon settlement of the RSUs, either immediately upon settlement or at any time determined by the Company thereafter (including, but not limited to, upon Termination of Employment), and/or (ii) require you to hold shares of Common Stock acquired upon settlement with a designated broker until such shares are sold. You agree that the Company is authorized to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on your behalf (pursuant to this authorization) a whole number of shares from those shares of Common Stock issuable to you upon settlement of the RSU as the Company determines to be appropriate. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price.

Notifications

Securities Law Information. The grant of the RSUs does not constitute a public offering under the Securities Law, 1968.

ITALY

Terms and Conditions

Plan Document Acknowledgment. In accepting the RSUs, you acknowledge that a copy of the Plan was made available to you, and that you have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

You further acknowledge that you have read and specifically and expressly approve the following provision in the Agreement: Section 2 (“Forfeiture upon Termination”); Section 4 (“Vesting”); Section 5 (“Payment After Vesting”); Section 6 (“Withholding; Indemnity”); Section 7 (“Nature of Grant”); Section 10 (“Data Privacy”); Section 11 (“Governing Law and Venue”); Section 12 (“Language”); Section 13 (“Electronic Delivery and Participation”); Section 15 (“Appendix”); Section 16 (“Imposition of Other Requirements”); Section 17 (“Waiver”) and Section 20 (“No Advice Regarding Grant”).

Notifications

Foreign Asset/Account Reporting Information. If you hold investments abroad or foreign financial assets (e.g., cash, shares of Common Stock, RSUs) that may generate income taxable in Italy, you must report them on your annual tax return or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply if you are a beneficial owner of the investments, even if you do not directly hold investments abroad or foreign assets.

MEXICO

Terms and Conditions

No Entitlement or Claims for Compensation. These provisions supplement Section 7 of the Agreement:

Modification. By accepting the grant of RSUs, you understand and agree that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

Policy Statement. The grant of RSUs the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 6155 El Camino Real, Carlsbad, California 92009, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of shares of Common Stock does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is the Company’s subsidiary in Mexico (“ViaSat Mexico”), nor does it establish any rights between you and the Employer.

Plan Document Acknowledgment. By accepting the grant of RSUs, you acknowledge that you have received copies of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

In addition, by signing the Agreement, you further acknowledge that you have read and specifically and expressly approved the terms and conditions in Section 7 of the Agreement (“Nature of Grant”), in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Parent, Subsidiary or Affiliate is not responsible for any decrease in the value of the Shares underlying the Stock Units.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of your participation in the Plan and therefore grant a full and broad release to the Employer, the Company and any of its Subsidiaries with respect to any claim that may arise under the Plan.

Spanish Translation

Renuncia del derecho a reclamar Compensación. Estas disposiciones complementan la cláusula 7 del Acuerdo:

Modificación. Al aceptar las Unidades de Acción Restringida, usted reconoce y acuerda que cualquier modificación del Plan, del Acuerdo o su terminación no constituye un cambio o desmejora de los términos y condiciones de su relación de trabajo.

Declaración de Política. El Otorgamiento de Unidades de Acción Restringida de la Compañía en virtud del Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier tiempo, sin responsabilidad alguna.

La Compañía, con oficinas registradas ubicadas en 6155 El Camino Real, Carlsbad, California 92009, EE.UU., es la única responsable de la administración del Plan y de la participación en el mismo y la adquisición de Acciones no establece de forma alguna una relación de trabajo entre usted y la Compañía, ya que su participación en el Plan es completamente comercial y su único empleador es la subsidiaria de la Compañía en México (“ViaSat Mexico”), así como tampoco establece ningún derecho entre usted y el Empleador.

Reconocimiento del Documento del Plan. Al aceptar el Otorgamiento de las Unidades de Acción Restringida, usted reconoce que ha recibido copias del Plan y que ha revisado el Plan y el Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.

Adicionalmente, al firmar el Acuerdo, usted reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la cláusula 7 del Acuerdo (“Naturaleza del Otorgamiento “) en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) ni la Compañía, ni su Sociedad controlante ni Subsidiaria ni Filial son responsables por cualquier disminución en el valor de las Acciones en relación a las Unidades de Acción Restringida.

Finalmente, usted declara que no se reserva ninguna acción o derecho por ejercer en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, usted otorga el más amplio finiquito al Empleador, así como a la Compañía, a su Sociedad controlante, Subsidiarias o Filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

Notifications

Securities Law Information. The RSUs and the shares of Common Stock offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Agreement and any other document relating to the RSUs may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing relationship with the Company and the Employer and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of any Subsidiary in Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

NETHERLANDS

There are no country-specific provisions.

NORWAY

Notifications

Exchange Control Notice. In general, Norwegian residents should not be subject to any foreign exchange requirements in connection with their acquisition or sale of shares of Common Stock under the Plan, except normal reporting requirements to the Norwegian Currency Registry. If any transfer of funds into or out of Norway is made through a Norwegian bank, the bank will make the registration.

Foreign Asset/Account Reporting Notice. You may be subject to foreign asset reporting as part of the Employee’s ordinary tax return. Norwegian banks, financial institutions, limited companies, etc. must report certain information to the Tax Administration. Such information may then be pre-completed in your tax return. However, if you have traded, or are the owner of, financial instruments (e.g., shares of Common Stock acquired under the Plan) not pre-completed in your tax return, you must enter this information in the Form RF-1159, which is an appendix to the tax return.

OMAN

Notifications

Securities Law Information. The Plan does not constitute the marketing or offering of securities in Oman and consequently has not been registered or approved by the Central Bank of Oman, the Omani Ministry of Commerce and Industry, the Omani Capital Market Authority or any other authority in the Sultanate of Oman. Offerings under the Plan are being made only to eligible employees of the Employer, the Company, or any Subsidiary.

QATAR

There are no country-specific provisions.

SINGAPORE

Terms and Conditions

Sale Restriction. You agree that any shares of Common Stock acquired pursuant to the RSUs will not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

Cash-Settlement for Mobile Employees. If you are an outbound transferee from Singapore who is subject to the tax clearance certificate requirements, the RSUs will be settled in cash (less any Tax-Related Items or other withholding obligations) with no right to receive shares of Common Stock, notwithstanding anything to the contrary in the Agreement.

Notifications

Securities Law Information. The grant of RSUs is being made to you in reliance on the “Qualifying Person” exemption under section 273(1)(f) of the SFA under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying Shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Obligation. If you are a director, associate director or shadow director of the Company’s Singapore Subsidiary, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Subsidiary in writing when you receive an interest (e.g., a grant of RSUs, the acquisition of shares of Common Stock under the Plan, etc.) in the Company or any Subsidiary. In addition, you must notify the Company’s Singapore Subsidiary when you sell shares of Common Stock or shares of any Subsidiary (including when you sell shares of Common Stock issued upon vesting and settlement of the RSUs). These notifications must be made within two business days of (i) acquiring or disposing of any interest in the Company or any Subsidiary or (ii) any change in a previously-disclosed interest (e.g., upon vesting of the RSUs or when shares of Common Stock acquired under the Plan are subsequently sold). In addition, a notification of your interests in the Company or Subsidiary must be made within two business days of becoming a director, associate director or shadow director.

SPAIN

Terms and Conditions

Nature of the Grant. The following provision supplements Section 7 of the Agreement:

By accepting the RSUs, you acknowledge that you understand and agrees that you consent to participation in the Plan and that you have received a copy of the Plan.

You further understand that the Company has unilaterally, gratuitously and discretionally decided to grant the RSUs under the Plan to employees of the Company or any of the Company's Subsidiaries throughout the world. The decision to grant the RSUs is a limited decision and is entered into upon the express assumption and condition that any RSUs granted under the Plan will not economically or otherwise bind the Company or any of the Company's Subsidiaries on an ongoing basis other than as set forth in the Agreement. Consequently, you understand that any grant is given on the assumption and condition that it shall not become a part of any employment or service contract (either with the Company or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Further, you understand and freely accept that there is no guarantee that any benefit shall arise from any gratuitous and discretionary grant since the future value of the RSUs and shares of Common Stock is unknown and unpredictable.

Additionally, you understand that the vesting and settlement of the RSUs is expressly conditioned on your continued and active rendering of service to the Employer such that if your employment or service terminates for any reason whatsoever (other than death or permanent disability but including the reasons listed below), the RSUs will cease vesting immediately effective as of the date of your Termination of Employment. This will be the case, for example, even if (a) you are considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (b) you are dismissed for disciplinary or objective reasons or due to a collective dismissal; (c) you terminate employment due to a change of work location, duties or any other employment or contractual condition; (d) you terminate employment due to the Company’s or any Subsidiary’s unilateral breach of contract; or (e) you terminate employment for any other reason whatsoever. Consequently, upon Termination of Employment for any of the above reasons, you will automatically lose any rights to RSUs granted to you that were unvested on the date of Termination of Employment, as described in the Agreement.

You acknowledge that you have read and specifically accepts the conditions referred to in Section 7 of the Agreement.

Finally, you understand that this grant would not be made to you but for the assumptions and conditions referred to herein; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of RSUs shall be null and void.

Notifications

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the RSUs. This Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. If you hold 10% or more of the share capital of the Company or such other amount that would entitle you to join the Company's board of directors, the acquisition, ownership and disposition of such shares of Common Stock must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the Bureau for Commerce and Investments), which is a department of the Ministry of Economy and Competitiveness. The declaration (via Form 6) must be made in January for shares of Common Stock acquired or disposed of during the prior calendar year and/or for shares owned as of December 31 of the prior calendar year; provided, if the value of the shares of Common Stock acquired or sold exceeds €1,502,530, the declaration must be filed within one month of the acquisition or disposition of the shares, as applicable. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the Plan.

Foreign Asset/Account Reporting Information. To the extent you hold rights or assets (e.g., cash or the shares of Common Stock held in a bank or brokerage account) outside of Spain with a value in excess of

€50,000 per type of right or asset as of December 31 each year (or at any time during the year in which you sell or dispose of such right or asset), you are required to report information on such rights and assets on your tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000 per type of right or asset as of each subsequent December 31, or if you sell shares of Common Stock or cancel bank accounts that were previously reported. Failure to comply with this reporting requirement may result in penalties to the Spanish residents.

In addition, you may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including shares of Common Stock acquired under the Plan), and any transactions with non-Spanish residents (including any payments of shares made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.

You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

SWEDEN

Terms and Conditions

Withholding; Indemnity. The following provision supplements Section 6 of the Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for the Tax Liability as set forth in Section 6 of the Agreement, in accepting the RSUs, you authorize the Company and/or the Employer to sell or withhold shares of Common Stock otherwise deliverable to you upon vesting to satisfy the Tax Liability, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax Liability.

SWITZERLAND

Notifications

Securities Law Information. Neither this document nor any other materials relating to the RSUs (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made available in Switzerland to any person other than an employee of the Company, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

UNITED ARAB EMIRATES

Notifications

Securities Law Information. Participation in the Plan is being offered only to eligible employees and is in the nature of providing equity incentives to employees in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development has approved the Plan or the Agreement nor taken steps to verify the information set out therein, and has no responsibility for such documents.

UNITED KINGDOM

Terms and Conditions

Payment After Vesting. The grant of RSUs does not provide any right for you to receive a cash payment, and settlement of the RSUs is payable only in shares of Common Stock.

Withholding; Indemnity. This section supplements Section 6 of the Agreement:

Without limitation to Section 6 of the Agreement, you agree to be liable for any Tax Liability and hereby covenant to pay any such Tax Liability, as and when requested by the Company or, if different, the Employer or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and, if different, the Employer against any Tax Liability that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply if the indemnification is considered to be a loan. In this case, any Tax Liability not collected or paid may constitute a benefit to on which additional income tax and National Insurance Contributions (“NICs”) may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee NICs due on this additional benefit, which can be recovered by any means set out in Section 6 of the Agreement.